Biogen Announces Leadership Update
Dr. Alfred Sandrock is named Executive Vice President, Research and Development and continues as Chief Medical Officer
Dr. Alphonse Galdes appointed Executive Vice President, Pharmaceutical Operations and Technology
Dr. Michael Ehlers, Executive Vice President, Research and Development has decided to leave Biogen

Cambridge, Mass. - October 1, 2019 - Biogen (Nasdaq: BIIB) today announced an update to its senior leadership team. Effective immediately, Alfred Sandrock, Jr., M.D., Ph.D., has been named Executive Vice President, Research and Development, in addition to his responsibilities as Chief Medical Officer, and Alphonse Galdes, Ph.D., has been appointed Executive Vice President, Pharmaceutical Operations and Technology. Michael D. Ehlers, M.D., Ph.D., has decided to step down as Executive Vice President, Research and Development, and will leave Biogen effective October 11, 2019, to pursue a new career opportunity.
“Both Al and Alphonse are seasoned and respected leaders at Biogen. Their accomplishments in the scientific community are well-recognized,” said Michel Vounatsos, Chief Executive Officer at Biogen. “I’m pleased we have the benefit of their long-standing experience and proven track-record, which will be instrumental as we aim to sustain leadership in our core MS business and expand our neuroscience portfolio.
"I also want to thank Mike for his significant contributions and for the substantial progress made in our pipeline during his three years at Biogen. He has transformed the R&D organization and I believe he has built the best neuroscience team in the industry.”
“For more than two decades at Biogen I’ve been fortunate to work with incredibly talented colleagues committed to patients, following the science and making a difference in this world,” said Sandrock. “The societal burden of neurological diseases is massive, and I am proud of the research and development programs under way at Biogen. As a physician and scientist, I will continue to be focused on advancing our pipeline with the goal of pioneering new scientific breakthroughs and bringing new treatment options to patients.”
Ehlers said, "I am very proud of the accomplishments we have achieved in the past three years. With nine read-outs expected by the end of 2020, I believe Biogen is in a unique position to bring breakthroughs in neuroscience and I am confident in the team in place to realize the full potential of a significantly expanded pipeline. I believe it is the right time to pass the baton, and I am excited about taking on a new challenge in venture capital and biotech with the same broad goal of converting differentiated science into meaningful medicines for patients.”
Sandrock has served on Biogen’s Executive Committee since 2015. He was named Chief Medical Officer in 2012 and since joining the company in 1998, has held several senior executive positions, including Senior Vice President of Development Sciences, Senior Vice President of Neurology Research and Development and Vice President of Clinical Development, Neurology. Sandrock received his B.A. in human biology from Stanford University, an M.D. from Harvard Medical School and a Ph.D. in neurobiology from Harvard University. He completed an internship in medicine, a residency and chief residency in neurology and a clinical fellowship in Neuromuscular Disease and Clinical Neurophysiology (electromyography) at Massachusetts General Hospital.
Galdes is Executive Vice President, Pharmaceutical Operations and Technology of Biogen and has served on the Executive Committee since September 2019. Since joining Biogen in 1995, Galdes has held several senior executive positions, including most recently as Senior Vice President, Asset Development and Portfolio Management from November 2015 to September 2019 and Senior Vice President, Technical Development from October 2010 to November 2015. Galdes received his B.S. in

Chemistry and Biology and his M.S. in Biochemistry from the University of Malta and received his Ph.D. in Biochemistry from Oxford University, where he was a Rhodes Scholar. Galdes served as a Research Associate at the Department of Biological Chemistry at Harvard Medical School.

About Biogen
At Biogen, our mission is clear: we are pioneers in neuroscience. Biogen discovers, develops and delivers worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases as well as related therapeutic adjacencies. One of the world’s first global biotechnology companies, Biogen was founded in 1978 by Charles Weissmann, Heinz Schaller, Kenneth Murray and Nobel Prize winners Walter Gilbert and Phillip Sharp, and today has the leading portfolio of medicines to treat multiple sclerosis, has introduced the first approved treatment for spinal muscular atrophy, commercializes biosimilars of advanced biologics and is focused on advancing research programs in multiple sclerosis and neuroimmunology, neuromuscular disorders, movement disorders, Alzheimer’s disease and dementia, ophthalmology, immunology, neurocognitive disorders, acute neurology and pain.
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Biogen Safe Harbor
This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to our business activities; our strategy and plans; the potential of our commercial business and pipeline programs; clinical development programs and data readouts; the expected benefits from the appointment of Sandrock as Executive Vice President, Research and Development; and the expected benefits from the appointment of Galdes as Executive Vice President, Pharmaceuticals Operations and Technology. These forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “except,” “forecast,” “intend,” “may,” “plan,” “potential,” “possible,” “will,” “would” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. You should not place undue reliance on these statements.
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